Exhibit 10.8

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of October 24, 2019 by and between CITTA, Inc., a Delaware corporation (“Buyer”), and SQN Venture Income Fund, L.P., a Delaware limited partnership (“Seller”).

RECITALS

WHEREAS, Buyer and Seller are parties to that certain Asset Purchase Agreement, dated as of August 12, 2019 (the “APA”), pursuant to which Seller has agreed to sell, transfer, assign, convey and deliver to Buyer, and Buyer has agreed to purchase and acquire from Seller, all of Seller's right, title and interest in and to the Purchased Assets (as defined in the APA);

WHEREAS, pursuant to the APA, Buyer has agreed to assume the Assumed Liabilities (as defined in the APA); and

WHEREAS, Buyer and Seller desire to document, and set forth the terms of, the sale, transfer, assignment, conveyance, and delivery of certain contracts and intangible assets included in the Purchased Assets and the assumption of the Assumed Liabilities.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Definitions.    Capitalized terms used but not defined herein shall have the meanings assigned to them in the APA. All references to schedules and sections shall mean references to the APA, except as otherwise noted herein.

2.           Assignment.    Effective as of the date of this Agreement, Seller does hereby irrevocably sell, transfer, assign, convey and deliver to Buyer and its successors and assigns forever, free and clear of all liens, claims, security interests, mortgages, charges, encumbrances and other restrictions (other than the Assumed Liabilities), all of Seller's right, title and interest in and to the assets described on Exhibit A hereto (the “Intangible Assets”). Seller hereby irrevocably constitutes and appoints Buyer as its true and lawful attorney, with full power of substitution, in Seller’s name and stead, but on behalf and for the benefit of Buyer to demand and receive any and all of the Intangible Assets, and to give receipts and releases therefor, and from time to time to take any and all actions in Seller’s name, for the benefit of Buyer for the collection and/or reduction to possession of the Assets. Such powers of attorney are coupled with an interest and are irrevocable by Seller.

3.           Assumption.    Effective as of the date of this Agreement, Buyer does hereby accept the foregoing sale, transfer, assignment, conveyance and delivery of all of Seller's right, title and interest in and to the Intangible Assets and hereby assumes and agrees to pay, perform and discharge when due, in accordance with the APA, the Assumed Liabilities. Except as set forth in the previous sentence, Buyer expressly does not, and will not be deemed to, assume under this Agreement or otherwise by reason of the transactions contemplated hereby or by the APA, any liabilities, obligations or commitments of, or arising out of actions taken, services rendered, goods sold, or contracts entered into by, Seller of any nature whatsoever.

4.           APA.    This Agreement is made in accordance with and is subject to all the terms, representations, warranties, covenants, agreements and limitations set forth in the APA, and all such terms, representations, warranties, covenants, agreements and limitations are incorporated herein by this reference. The execution and delivery of this Agreement by the parties hereto shall not in any way limit the rights and obligations of the parties under the APA. In the event of any conflict between the terms of this Agreement and the APA, the APA shall control.

5.           Third Parties.    The assumption by Buyer of certain obligations of Seller as provided in Section 2.03 is not intended by the parties to expand the rights or remedies of any third party against Buyer or Seller, as the case may be, as compared to the rights and remedies which such third party would have had against Seller had Buyer not consummated the transactions contemplated by the APA. Nothing contained herein will, or should be construed to, prejudice the right of Buyer or Seller, as the case may be, to contest any claim or demand with respect to any litigation or liability assumed or not assumed, respectively, hereunder; and Buyer or Seller, as the case may be, will have all rights which Seller has or may have to defend or contest any such claim or demand.

6.           Counterparts.    This Agreement may be executed in counterpart signature pages executed and delivered via facsimile transmission or via email with scan or email attachment. Any such counterpart executed and delivered via facsimile transmission or via email with scan or email attachment will be deemed an original for all intents and purposes, and all such counterparts shall together constitute one and the same instrument.

7.            Further Assurances.

(a)             Upon Buyer's request, Seller shall enter into and deliver such further assignments of the Intangible Assets and/or the rights related thereto and other documents as are reasonably necessary to protect Buyer's rights therein, and Seller agrees to cooperate with Buyer in the enforcement of such rights and shall give such testimony as may reasonably be deemed necessary or required of Seller by Buyer or its designee to develop, preserve or extend Buyer's rights relating to any Intangible Assets and to permit Buyer or its designee to file and prosecute patent applications and, as to copyrightable material, to obtain copyright registrations thereof. Seller hereby appoints Buyer as its attorney-in-fact to execute on its behalf any assignments or other documents deemed necessary by Buyer to protect or perfect its rights to any Intangible Assets.

(b)             To the extent any assignment of any portion or all of the Intangible Assets to Buyer is not capable of being effectuated, as required hereunder, then as additional consideration for the payments made to Seller hereunder, Seller hereby grants to Buyer a worldwide, perpetual, fully-paid up, royalty-free, irrevocable, exclusive license, with the right to grant further sublicenses, to such portion of the Intangible Assets without any reservation of rights by Seller.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

“SELLER”

SQN Venture Income Fund, L.P.

By:	/s/ Ryan McCalley

Name:	Ryan McCalley

Title:	Managing Partner

“BUYER”

CITTA, Inc.

By:	/s/ Edmundo Gonzalez

Name:	Edmundo Gonzalez

Title:	President and CEO

Signature Page to Assignment and

Assumption Agreement